Exhibit 99.1

          5300 Town and Country Blvd., Suite 500
          Frisco, Texas 75034
          Telephone: (972) 668-8834
          Contact: Gary H. Guyton
          Director of Planning and Investor Relations
          Web Site:  www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC.
ANNOUNCES DEBT EXCHANGE

FRISCO, TEXAS, February 3, 2016 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it has completed a privately negotiated exchange with an existing holder of the Company's 7.75% Senior Notes due 2019 (the "Notes").  The holder has agreed to exchange $40.0 million prinicipal amount of the Notes for approximately 4.6 million shares of the Company's common stock plus accrued but unpaid interest on the Notes.

With this transaction, Comstock has reduced its outstanding debt by $40.0 million and will realize annual interest savings of $3.1 million.  Through maturity of the Notes, the Company will save $10.8 million in future interest payments.  Combined with the Company's open market debt repurchase activity, the Company has reduced long term debt by $169.5 million since April 2015 generating total annual interest savings of $15.0 million.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.